Exhibit 99.1

Medical and Recreational Marijuana Company Kaya Holdings (OTCQB:KAYS) to Hold Annual Shareholder Call on Wednesday, December 20, 2017 at 2:00 P.M. EST

FT. LAUDERDALE, Fla., Oct. 11, 2017 (GLOBE NEWSWIRE) -- Kaya Holdings, Inc. (OTCQB:KAYS), the first U.S. publicly traded company to operate a vertically integrated legal marijuana enterprise, is pleased to announce that its next annual shareholders call will be held on Wednesday, December 20, 2017 at 2:00 pm EST. The call is expected to last between 60-90 minutes and will feature a presentation by management and an opportunity for Q&A.

“We are excited to share our progress with our shareholders and all interested parties,” remarked Kaya Holdings CEO, Craig Frank. “We have spent the last year solidifying our business plan, developing our brands, and expanding operations. We believe our shareholders will join in our excitement for the plan we have in place, our execution efforts and the positive consequences we anticipate.”

Among the topics to be discussed in the call are Kaya Shack™ store performance, new store development, OLCC licensing update, the acquisition of farmland and the development of Kaya Farms™, new brands to be introduced in 2018, an industry overview, and a Q&A period.

All shareholders and other interested parties should register on KAYS’ website www.kayaholdings.com to receive updates and a participation code for the call.

About Kaya Holdings, Inc. (www.kayaholdings.com)

KAYS (OTCQB:KAYS), through subsidiaries, owns and operates brands that produce, distribute and/or sell premium cannabis products, including flower, concentrates and oils, and cannabis-infused foods.

In 2014, KAYS, became the first publicly traded company to own and operate a Medical Marijuana Dispensary. KAYS presently operates three Kaya Shack™ OLCC licensed marijuana retail stores to service the legal medical and recreational marijuana market in Oregon, with store number four currently under construction and expected to open in Q-4 of 2017. Additionally, KAYS recently acquired a 26 acre parcel which it has targeted for development of the Kaya Farms™ Medical and Recreational Marijuana Grow and Manufacturing Complex.

Forward Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For more information contact Investor Relations: 561-210-7664